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                                                                     EXHIBIT 2.1

                            STOCK PURCHASE AGREEMENT

                             DATED JANUARY 12, 2004

                                  BY AND AMONG

                          NOBLE METAL PROCESSING, INC.

                                       AND

                          THE SHAREHOLDERS OF PROTOTECH
                               LASER WELDING INC.
                     (d/b/a LWI LASER WELDING INTERNATIONAL)

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                            STOCK PURCHASE AGREEMENT

                                TABLE OF CONTENTS

ARTICLE I    DEFINITIONS........................................................     1

ARTICLE II   PURCHASE AND SALE OF SHARES........................................     6
      Section 2.1      Purchase of Shares.......................................     6
      Section 2.2      Consideration............................................     7
      Section 2.3      Taxes....................................................     7

ARTICLE III  THE CLOSING........................................................     8
      Section 3.1      Time and Place...........................................     8
      Section 3.2      Deliveries and Certain Actions at the Closing............     8

ARTICLE IV   CONDITIONS TO CLOSING.............................................      9
      Section 4.1      Conditions to Buyer's Obligations........................     9
      Section 4.2      Conditions to the Sellers' Obligations...................    10


ARTICLE V    REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY..............    11
      Section 5.1      Organization and Corporate Power.........................    11
      Section 5.2      Capitalization...........................................    12
      Section 5.3      Investments..............................................    12
      Section 5.4      Absence of Conflicts.....................................    12
      Section 5.5      Financial Statements.....................................    13
      Section 5.6      Absence of Undisclosed Liabilities.......................    13
      Section 5.7      Absence of Certain Changes...............................    13
      Section 5.8      Real Property............................................    14
      Section 5.9      Title to and Condition of Personal Property..............    14
      Section 5.10     Environmental Matters....................................    15
      Section 5.11     Taxes    ................................................    16
      Section 5.12     Intellectual Property Rights.............................    17
      Section 5.13     Litigation; Proceedings..................................    17
      Section 5.14     Brokerage................................................    17
      Section 5.15     Governmental Licenses and Permits........................    17
      Section 5.16     Employees; Labor Matters.................................    18
      Section 5.17     Employee Benefit Plans...................................    18
      Section 5.18     Compliance with Laws.....................................    19
      Section 5.19     Contracts................................................    19
      Section 5.20     Bank Accounts............................................    20

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
      Section 5.21     Insurance................................................    20

ARTICLE VI   REPRESENTATIONS AND WARRANTIES CONCERNING THE SELLERS..............    20
      Section 6.1      Creation, Existence and Administration of Trust..........    20
      Section 6.2      Appointment and Qualification of Trustees................    20
      Section 6.3      Power and Authority......................................    20
      Section 6.4      Absence of Conflicts.....................................    20
      Section 6.5      Litigation; Proceedings..................................    21
      Section 6.6      Good Title...............................................    21

ARTICLE VII  REPRESENTATIONS AND WARRANTIES OF BUYER............................    21
      Section 7.1      Corporate Organization and Power.........................    21
      Section 7.2      Authorization............................................    21
      Section 7.3      Absence of Conflicts.....................................    22
      Section 7.4      Litigation...............................................    22
      Section 7.5      Securities Laws..........................................    22
      Section 7.6      Further Information and Acknowledgment...................    22
      Section 7.7      Financing................................................    22

ARTICLE VIII COVENANTS..........................................................    23
      Section 8.1      Seller Covenants.........................................    23
      Section 8.2      Books and Records........................................    25
      Section 8.3      Confidential Information.................................    25
      Section 8.4      Disclosure Schedules/Notice of Developments..............    25
      Section 8.5      No Other Discussions.....................................    26
      Section 8.6      Affirmative Covenants of Buyer and Sellers...............    26
      Section 8.7      Financing Commitment.....................................    26
      Section 8.8      Payment of Certain Obligations...........................    26

ARTICLE IX   TERMINATION........................................................    27
      Section 9.1      Termination..............................................    27
      Section 9.2      Effect of Termination....................................    27

ARTICLE X    INDEMNIFICATION PROVISIONS.........................................    27
      Section 10.1     Survival/Remedies for Breach.............................    27
      Section 10.2     Indemnification..........................................    28
      Section 10.3     Claim Procedures.........................................    30
'     Section 10.4     Payments as Adjustment to Purchase Price.................    31

ARTICLE XI   MISCELLANEOUS......................................................    31
      Section 11.1     Press Releases and Announcements.........................    31
      Section 11.2     Amendment and Waiver.....................................    31
      Section 11.3     Notices..................................................    31
      Section 11.4     Binding Agreement; Assignment............................    32

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
      Section 11.5     Severability.............................................    32
      Section 11.6     Expenses.................................................    33
      Section 11.7     Captions.................................................    33
      Section 11.8     Entire Agreement.........................................    33
      Section 11.9     Counterparts.............................................    33
      Section 11.10    Governing Law; Submission to Jurisdiction; Waiver
                       of Jury Trial............................................    33
      Section 11.11    Parties in Interest......................................    33
      Section 11.12    Delivery by Facsimile....................................    33
      Section 11.13    Further Assurance........................................    34

                                       iii

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                    LIST OF EXHIBIT AND DISCLOSURE SCHEDULES

EXHIBITS:

         Exhibit A         Description of Welds Considered and Not Considered to
                           be a "Curvilinear / Angle Weld"

SCHEDULES:

         Schedule 5.2      Capitalization
         Schedule 5.3      Investments
         Schedule 5.4      Absence of Conflicts
         Schedule 5.5      Financial Statements
         Schedule 5.6      Absence of Undisclosed Liabilities
         Schedule 5.7      Absence of Certain Changes
         Schedule 5.8(a)   Leased Real Property
         Schedule 5.9(a)   List of Personal Property Leased by the Company
         Schedule 5.10     Environmental Matters
         Schedule 5.11     Taxes
         Schedule 5.12     Intellectual Property Rights
         Schedule 5.13     Litigation; Proceedings
         Schedule 5.14     Brokerage
         Schedule 5.15     Governmental Licenses and Permits
         Schedule 5.16     Employees
         Schedule 5.17     Employee Benefit Plans
         Schedule 5.18     Compliance with Laws
         Schedule 5.19     Material Contracts
         Schedule 5.20     Bank Accounts
         Schedule 5.21     Insurance
         Schedule 6.4      Absence of Conflicts
         Schedule 7.2      Authorization
         Schedule 7.3      Absence of Conflicts
         Schedule 8.1(c)   Payments, Dividends or Distributions
         Schedule 8.1(d)   Increases in Rate of Compensation
         Schedule 8.1(f)   Acquisition or Disposition of Certain Assets
         Schedule 8.1(g)   Mortgages, Pledges, etc.

                                       iv

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                            STOCK PURCHASE AGREEMENT

                  STOCK PURCHASE AGREEMENT dated as of January 12, 2004 by and among Noble Metal Processing, Inc., a Michigan corporation ("Buyer"), David E. Prue, individually and as trustee of the David E. Prue Revocable Trust u/a/d May 25, 1995 ("David Prue") and Steven A. Prue, individually and as trustee of the Steven A. Prue Revocable Trust u/a/d February 16, 1999 ("Steve Prue") (each of David Prue and Steve Prue are collectively referred to herein as the "Sellers" and individually as a "Seller").

                                    RECITALS

         A. The Sellers are the record and beneficial owners of the issued and outstanding shares of capital stock of Prototech Laser Welding Inc. (d/b/a LWI Laser Welding International), a Michigan corporation, (the "Company"), consisting of ten thousand (10,000) shares of common stock in the Company (the "Shares").

         B. The Company is engaged in the business of laser blank welding (the "Business").

         C. The Buyer desires to purchase the Shares from the Sellers, and each of the Sellers desires to sell the Shares to the Buyer, upon the terms and conditions set forth in this Agreement.

                  In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         As used in this agreement (including the Disclosure Schedules hereto):

         "Affiliate" means (i) in the case of a natural Person, one or more members of a group comprised of such Person and such Person's parents or grandparents, his children or grandchildren, his siblings and any spouse of any of the foregoing and (ii) in the case of a corporation or other Person which is not a natural Person, a subsidiary or other Person that, directly or indirectly, through one or more intermediaries, Controls, is controlled by, or is under common Control with, such Person.

         "Business" has the meaning set forth in Recital B.

         "Buyer" has the meaning set forth in the Preamble.

         "Claim Notice" has the meaning set forth in Section 10.3(a).

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         "Closing" has the meaning set forth in Section 3.1.

         "Closing Date" has the meaning set forth in Section 3.1.

         "Code" means the United States Internal Revenue Code of 1986, as amended.

         "Company" means Prototech Laser Welding Inc. (d/b/a LWI Laser Welding International), a Michigan corporation.

         "Confidentiality Agreement" means the confidentiality agreement dated October 27, 2003 and signed by Noble International, Ltd.

         "Confidential Information" has the meaning set forth in Section 8.3.

         "Control" means the power to vote or direct the voting of sufficient securities or other interests to elect a majority of the directors or to control the management of a Person.

         "Curvilinear / Angle Weld" means a laser welded blank which contains either i) a weld containing a continuous linear and curved weld as described in the attached Exhibit A; and/or ii) with respect to the GMT 900 only a contiguous weld which contains an angle as decribed on Exhibit A hereto.

         "Cut-off Date" has the meaning set forth in Section 10.1(a).

         "David Prue" has the meaning set forth in the Preamble.

         "Disclosure Schedules" shall mean the Disclosure Schedules, dated the date of this Agreement, delivered by the Sellers to Buyer contemporaneously with the execution and delivery of this Agreement, as the same may be updated from time to time after the date of this Agreement and prior to the Closing Date in accordance with the terms of this Agreement.

         "Disclosure Schedule Change" has the meaning set forth in Section
8.4(b).

         "Effective Date" shall mean the effective date of the Transactions contemplated hereunder which shall be deemed to be January 2, 2004, or, to the extent required under the Code, the Closing Date.

         "Environmental Laws" shall mean all Laws regarding protection of the environment, including, without limitation, those protecting the quality of the ambient air, soil, surface water or groundwater, in effect as of or, to the extent applicable, at any time prior to the date of this Agreement.

         "Environmental Permits" means all permits, licenses and other authorizations that are required pursuant to Environmental Requirements for the operation of the Company's business as currently conducted.

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         "Environmental Requirements" means all federal, state, local and foreign statutes, regulations, ordinances and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, and all common law concerning pollution or protection of public health or the environment including, without limitation, all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, processing, discharge, release, threatened release, or cleanup of any Hazardous Substances if and as now applicable to Company and its Subsidiaries.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Financial Statements" has the meaning set forth in Section 5.5.

         "GAAP" means, as of the applicable date of determination, United States generally accepted accounting principles consistently applied.

         "GM" has the meaning set forth in Section 2.2(b).

         "Hazardous Substances" means any toxic or hazardous materials, substances, wastes, chemicals, constituents, pollutants, or contaminants or any other materials, regulated by any Environmental Requirement, including but not limited to pesticides, petroleum, petroleum products and byproducts, asbestos and asbestos-containing materials, polychlorinated biphenyls and radiation.

         "Income Taxes" has the meaning set forth in Section 2.3(b).

         "Income Tax Returns" has the meaning set forth in Section 2.3(b).

         "Indemnified Party" has the meaning set forth in Section 10.3(a).

         "Indemnifying Party" has the meaning set forth in Section 10.3(a).

         "Indemnity Claim" means a claim for indemnification under Section 10.2 that arises out of a single occurrence or a related set of facts or circumstances.

         "Intellectual Property Rights" means all of the following owned by, issued to or licensed to, the Company, including any patents, patent applications, and any reissue, continuation, continuation-in-part, division, revision, extension or reexamination thereof; trademarks, internet domain names, service marks, and copyrightable works; and all registrations, applications and renewals for any of the foregoing; and licenses (other than licenses for computer software) or other agreements to or from third parties regarding the foregoing.

         "IRS" means the Internal Revenue Service.

         "Latest Balance Sheet" has the meaning set forth in Section 5.5.

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         "Leased Real Property" has the meaning set forth in Section 5.8(a).

         "Letter of Intent" means the letter from Buyer to the Company dated December 15, 2003 outlining generally proposed terms for the Transaction.

         "Liability" or "Liabilities" means any liabilities, obligations or claims of any kind whatsoever whether absolute, accrued or unaccrued, fixed or contingent, matured or unmatured, asserted or unasserted, known or unknown, direct or indirect, contingent or otherwise and whether due or to become due, including without limitation any foreign or domestic tax liabilities or deferred tax liabilities incurred in respect of or measured by the Company's income, or any other debts, liabilities or obligations relating to or arising out of any act, omission, transaction, circumstance, sale of goods or services, state of facts or other condition which occurred or existed on or before the date hereof, whether or not known, due or payable.

         "Lien" means any mortgage, pledge, lien, encumbrance, charge, or other security interest of any kind.

         "Loss" has the meaning set forth in Section 10.2.

         "Management Agreement" shall mean the form of employment agreement as shall be agreed upon in form and substance between Buyer and Steven A. Prue individually.

         "Material Adverse Effect" or "Material Adverse Change" means a material adverse effect or material adverse change relating to the Business, operations, assets, properties or condition (financial or otherwise) of the Company taken as a whole.

         "Material Contract" means any present contract, agreement or instrument to which the Company is a party that: (i) is terminable only on notice of one hundred eighty (180) days or more; or (ii) any employment, consulting, compensation, or similar agreement which is not terminable at will by the Company; or (iii) any indenture, mortgage, note, installment obligation, agreement or other obligation for the borrowing of money in excess of $10,000; or (iv) involves the payment of money or other consideration by or to the Company which is a party to such contract having a value in excess of $50,000, in any twelve month period; or (v) any joint venture or partnership agreement; or (vi) any agreement that materially restricts the future business of the Company.

         "Non-Competition and Non-Solicitation Agreement" shall mean the form of non-competition and non-solicitation agreements the terms of which shall be agreed upon between Buyer and each of the Sellers and Kelly Prue, as applicable.

         "OEM" has the meaning set forth in Section 2.2(b).

         "Orders" shall mean any order, writ, injunction, judgment, plan or decree of any Government Entity.

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         "PBGC" means the Pension Benefit Guaranty Corporation.

         "Performance Premium" has the meaning set forth in Section 2.2(b).

         "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

         "Plan" or "Plans" mean (i) employee benefit plans as defined in Section 3(3) of ERISA, whether or not terminated and (ii) fringe benefit plans, policies, programs and arrangements, whether or not subject to ERISA and whether or not funded, including without limitation, stock bonus, deferred compensation, pension, severance, bonus, vacation, incentive, and health and welfare plans, whether or not terminated.

         "PO" has the meaning set forth in Section 2.2(b).

         "Pre-Closing Periods" means all taxable periods for income tax purposes of the Company ending on or before the Effective Date.

         "Post-Closing Period" means all taxable periods for income tax purposes of the Company beginning on or after the Effective Date, including the "C short year" (as such term is defined in Section 1362(e)(1)(B) of the Code).

         "Purchase Price" has the meaning set forth in Section 2.2.

         "Qualifying Claim" has the meaning set forth in Section 10.2(b)(ii).

         "Real Property" means the Owned Real Property and the Leased Real Property.

         "Records" has the meaning set forth in Section 8.2.

         "Securities Act" means the Securities Act of 1933.

         "Seller(s)" has the meaning set forth in the Preamble.

         "Sellers' Knowledge" or words of similar meaning means the current actual knowledge, following reasonable inquiry, of any one of the Sellers and Kelly Prue.

         "Senior Creditor" shall mean Comerica Bank or any Affiliate thereof.

         "Senior Creditor Limitation Amount" shall mean $9,800,000 plus: (i) an additional amount of up to $400,000 if such additional amount is attributable to the funding of the working capital requirements (excluding Income Taxes) of the Company; or (ii) such other amount(s) as may be agreed to in advance and in writing by Buyer.

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         "Shares" has the same meaning set forth in the Recitals.

         "Steve Prue" has the meaning set forth in the Preamble.

         "Subsidiary" means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performed similar functions are at the time directly or indirectly owned by the Company.

         "Tax" means any (i) federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing; (ii) liability of the Company for the payment of any amounts of the type described in clause (i) arising as a result of being (or ceasing to be) a member of any affiliated group (or being included (or required to be included) in any Tax Return relating thereto); and
(iii) liability of the Company for the payment of any amounts of the type described in clause (i) as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other person.

         "Tax Returns" means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

         "Transactions" means all of the transactions contemplated by this Agreement, including, without limitation, (i) the sale of the Shares by Sellers to Buyer; (ii) the performance by Buyer and Sellers of their respective covenants and obligations under this Agreement; and (iii) Buyer's acquisition and ownership of the Shares and exercise of control over the Company.

         "Value Added Revenue" means the quoted price on a PO determined without regard to the cost of steel.

                                   ARTICLE II

                           PURCHASE AND SALE OF SHARES

         Section 2.1 Purchase of Shares. Subject to the terms and conditions contained herein, each Seller agrees to sell, assign and transfer to the Buyer, and the Buyer agrees to purchase from each Seller, on the Closing Date, the number of Shares set forth opposite such Seller's name on Annex A hereto, free and clear of any Lien.

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         2.2      Consideration.

         (a) The consideration that the Buyer shall pay Sellers for the Shares and for the other rights of the Buyer hereunder shall be the sum of: (i) Three Million Eight Hundred Fifty Thousand U.S. Dollars (U.S. $3,850,000) payable to Sellers at Closing by wire transfer of immediately available funds, and (ii) an amount equal to the Performance Premium (as hereinafter defined) to which Sellers are entitled payable by wire transfer of immediately available funds in accordance with the terms of subsection (b) below and (iii) reduced dollar for dollar for any excess of Senior Creditor indebtedness on the Closing Date over the Senior Creditor Limitation Amount (collectively, the "Purchase Price"). Any payments of the Purchase Price shall be divided between the Sellers based on the respective number of shares listed for each Seller on Annex A hereto.

         (b) Sellers shall also be entitled to receive a "Performance Premium" equal to eight percent (8%) of the Value Added Revenue on the first twelve months of full production (after initial ramp-up period) on any PO (as defined below) not to exceed in the aggregate for all POs, the sum of One Million U.S. Dollars (U.S. $1,000,000) if Buyer (or an Affiliate thereof, including the Company) receives a purchase order from any original equipment manufacturer (or an Affiliate thereof) (collectively, an "OEM") for the Curvilinear / Angle Weld of any production order (a "PO") (specifically excluding any prototype orders), on any POs quoted during the twenty four (24) month period following the Closing Date, provided, however, the Buyer shall not be obligated to pay and Sellers shall not be entitled to receive the Performance Premium if: (i) a PO does not require a Curvilinear / Angle Weld; or (ii) production does not commence following the receipt of the PO. The Performance Premium shall be paid simultaneously with Purchaser's receipt of payment or partial payment under the PO. In relation to each PO on which production commences, Buyer shall provide Sellers' notice of the commencement of production and the anticipated date on which full production will commence as well as notice of the commencement of full production. In addition, with respect to each payment made pursuant to this subsection (b), Buyer shall provide Sellers a statement describing the calculation of such Performance Premium payment.

         2.3.     Taxes.

                  (a) All transfer, documentary, sales, use, stamp, registration or other similar transfer Taxes incurred in connection with the transfer and sale of the Shares as contemplated by the terms of this Agreement, including all recording or filing fees, notarial fees and other similar costs of Closing, that may be imposed, payable, collectible or incurred shall be split equally between the Sellers and the Buyer.

                  (b) Sellers shall prepare or cause to be prepared and file or cause to be filed any income Tax Returns, together with any Michigan Single Business Tax Returns, (collectively, as to such taxes the "Income Taxes" and as to the returns relating to such Income Taxes, the "Income Tax Returns") required for the Company for all periods ending on or prior to the Effective Date that are filed after the Effective Date. The Buyer shall cooperate with Sellers in filing and causing to be filed such Income Tax Returns. Sellers shall be responsible for the payment of any Income Taxes shown due on the Income Tax Returns. If Buyer pays any such Income Taxes for which Sellers are responsible, Sellers shall reimburse the Buyer within fifteen (15) days after payment by the Buyer or its Affiliates of such Taxes.

                  (c) The Buyer shall not, without the prior written consent of Sellers, which consent shall not be unreasonably withheld or delayed, file, or cause to be filed, any amended Tax Return or claim for refund or take any other actions with similar effect to the extent that such filing or action, if accepted, reasonably may impact the Income Tax liability of Sellers or the Company for any Pre-Closing Period.

                  (d) The Buyer and Sellers agree to furnish or cause to be furnished to each other, upon request, as promptly as practical, such information (including reasonable access to books and records) and provide such assistance as is reasonably necessary for the filing of any Tax Return, the conduct of any Tax audit, and for the prosecution or defense of any claim, suit or proceeding relating to any Tax matter. The Buyer and Sellers shall cooperate with each other in the conduct of any Tax audit or other Tax proceedings and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 2.3(e). Any Tax audit or other Tax proceeding shall be deemed to be a third party claim subject to the procedures set forth in Section 10.3 of this Agreement. Sellers' consent (which shall not be unreasonably withheld) shall be required to extend any applicable statute of limitations with respect to any Pre-Closing Period Taxes.

                  (f) Sellers will pay all Pre-Closing Period Income Taxes, except as set forth herein. The Buyer will pay all Taxes other than Pre-Closing Period Taxes. Sellers' obligation to pay Pre-Closing Period Income Taxes shall be determined without regard to the limitations on indemnification contained in
Section 10.2(b).

                                   ARTICLE III

                                   THE CLOSING

         Section 3.1 Time and Place. Subject to the terms and conditions set forth in this Agreement, the closing (the "Closing") of the transactions contemplated hereby shall take place as soon as practicable after satisfaction or waiver of the conditions set forth in Article IV hereof, at the offices of Dickinson Wright, PLLC, on January 15, 2004 (the "Closing Date") at 10:00 a.m. (local time), or such other place and time as Buyer and the Sellers may mutually agree upon for the Closing to take place.

         Section 3.2 Deliveries and Certain Actions at the Closing. At the
Closing:

                  (a) Buyer shall pay each Seller such Seller's share of the Purchase Price required to be paid at Closing by wire transfer of immediately available funds to such account as designated by each of the Sellers.

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                  (b)      The Sellers shall deliver to the Buyer certificates
representing the Shares duly endorsed for transfer (or accompanied with duly executed stock powers in blank attached).

                  (c) There shall be delivered to Buyer and the Sellers the other documents and instruments provided to be delivered under Article IV hereof.

                                   ARTICLE IV

                              CONDITIONS TO CLOSING

         Section 4.1 Conditions to Buyer's Obligations. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or before the Closing Date:

                  (a) The representations and warranties set forth in Articles V and VI hereof will be true and correct in all material respects at and as of the Closing Date;

                  (b) Each of the Sellers shall have performed or complied in all material respects with all of the covenants and agreements required to be performed or complied with by it under this Agreement prior to the Closing;

                  (c) All material third party consents that are required for the consummation of the transactions contemplated hereby shall have been obtained on terms reasonably satisfactory to Buyer;

                  (d) On the Closing Date, there shall have been no Material Adverse Change regarding the Company;

                  (e) All governmental filings, authorizations and approvals that are required for the consummation of the Transactions shall have been duly made and obtained on terms reasonably satisfactory to Buyer;

                  (f) No action or proceeding before any court or government body will be pending or overtly threatened seeking to restrain, prohibit or to obtain damages or other relief in connection with this Agreement or any of the transactions contemplated hereby;

                  (g) The Buyer shall have received a certificate dated as of the Closing Date and signed by the Sellers representing and warranting that the conditions precedent set forth in Section 4.1(a) - (f) above have been satisfied;

                  (h) Buyer shall have approved and received a financing commitment from Buyer's lenders for the Transaction;

                  (i) The completion, to Buyer's sole satisfaction, of its due diligence investigation of the Company, including (i) satisfactory assurances from Company's customers, (ii) inventory confirmation, (iii) tooling review; and (iv) blanking review;

                  (j) Approval of the form of this Agreement and the Transactions contemplated herein by Buyer's Board of Directors;

                  (k) Each of the Sellers, Prototech, Inc. and Kelly Prue shall have each executed and delivered a Non-Competition and Non-Solicitation Agreement to Buyer;

                  (l) Steven A. Prue shall have executed and delivered the Management Agreement to Buyer;

                  (m) Seller shall have provided evidence reasonably satisfactory to Buyer that the debt owed by the Company to the Senior Creditor is not in excess of the Senior Creditor Limitation Amount;

                  (n) All proceedings shall have been taken by each of the Sellers in connection with the consummation of the transactions contemplated hereby, and all certificates, instruments and other documents required to be delivered by each of the Sellers shall have been delivered, to effect the transactions contemplated hereby as reasonably requested by, and in reasonably satisfactory form and substance to, the Buyer;

                  (o) The resignations of Steven Prue, Kelly Prue, David Prue and all other officers and directors of the Company;

                  (p) Certified copies of resolutions of the Board of Directors of the Company authorizing and approving the Agreement and the consummation of the transaction contemplated by this Agreement.

         Any condition specified in this Section 4.1 may be waived by Buyer provided that no such waiver will be effective unless it is set forth in writing executed by Buyer.

         Section 4.2 Conditions to the Sellers' Obligations. The obligation of the Sellers to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or before the Closing
Date:

                  (a)      The representations and warranties set forth in
Article VII hereof will be true and correct in all material respects at and as of the Closing Date;

                  (b) Buyer shall have performed or complied in all material respects with all of the covenants and agreements required to be performed or complied with by it under this Agreement prior to the Closing;

                  (c) All governmental filings, authorizations and approvals that are required for the consummation of the transactions contemplated hereby shall have been duly made and obtained on terms reasonably satisfactory to the Sellers;

                  (d) No action or proceeding before any court or government body will be pending or overtly threatened seeking to restrain, prohibit or to obtain damages or other relief in connection with this Agreement or any of the transactions contemplated hereby;

                  (e) The Sellers shall have received a certificate dated as of the Closing Date and signed by the Buyer representing and warranting that the conditions precedent set forth in Section 4.2(a) - (d) above have been satisfied;

                  (f) Buyer shall have executed and delivered a Non-Competition and Non-Solicitation Agreement with respect to each of the Sellers and Kelly Prue.

                  (g) Buyer shall have executed and delivered the Management Agreement to Steven A. Prue;

                  (h) All proceedings to be taken by Buyer in connection with the consummation of the transactions contemplated hereby and all certificates, instruments and other documents required to be delivered by Buyer to effect the transactions contemplated hereby reasonably requested by the Sellers shall be reasonably satisfactory in form and substance to the Sellers.

         Any condition specified in this Section 4.2 may be waived by the Sellers, provided that no such waiver will be effective unless it is set forth in a writing executed by each of the Sellers.

                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                             CONCERNING THE COMPANY

         The Sellers, jointly and severally, represent and warrant to the Buyer that:

         Section 5.1 Organization and Corporate Power.

                  (a) Company is a corporation duly organized and validly existing and in good standing under the laws of the State of Michigan. Schedule 2(a) contains a list of all jurisdictions in which Company is qualified or registered to do business as a foreign corporation or filed a franchise registration. Company has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as and where such is now being conducted. Company is duly qualified or registered to do business as a foreign corporation, and is in good standing, in each jurisdiction in which the character of the properties owned or leased by it, or the nature of its business, makes such qualification or registration necessary under applicable Law, except where the failure to be so qualified or registered or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect. The stock records and minute books of Company are correct and complete in all material respects.

                  (b) The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Company pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors and Shareholders. No other corporate act or proceeding on the part of its shareholders is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by the Company pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by the Company pursuant hereto will constitute, valid and binding agreements of the Company, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors' rights generally, and by general equitable principles.

         Section 5.2 Capitalization. The authorized and issued capital stock of the Company is as described in Schedule 5.2 attached hereto. All of the issued shares described in Schedule 5.2 are issued and outstanding and are owned of record and beneficially as of the date hereof by the Sellers, free and clear of any pledges, options, Liens, agreements, voting trusts, proxies or other arrangements or restrictions (including transfer restrictions) whatsoever, except as described on Schedule 5.2. All of the outstanding capital stock of the Company has been duly authorized by all necessary corporate action on the part of the Company and is validly issued, fully paid and nonassessable. Except as described on Schedule 5.2, there are no rights, outstanding commitments, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire any shares of capital stock of the Company or securities or obligations of any kind convertible into or exchangeable or exercisable for any shares of capital stock of the Company, except pursuant to this Agreement. Except as disclosed in Schedule 5.2, no shares of the capital stock of the Company are reserved for any purpose; there are no preemptive or similar rights with respect to the issuance, sale or other transfer (whether present, past or future) of the capital stock of the Company and there are no agreements or other obligations (contingent or otherwise) which may require the Company to issue, repurchase or otherwise acquire any shares of its capital stock or any of its other securities of any kind.

         Section 5.3 Investments. Except as described on Schedule 5.3, the Company does not have any Subsidiaries and does not own directly or indirectly any interest or have any investment in any other Person.

         Section 5.4 Absence of Conflicts. Except as set forth on Schedule 5.4 attached hereto, the execution, delivery and performance by the Sellers and the Company of this Agreement and the other agreements contemplated hereby to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (i) conflict with or result in any breach of any of the provisions of, (ii) constitute a default under, (iii) result in a violation of, (iv) give any third party the right to terminate or to accelerate any obligation under, (v) result in the creation of any lien upon any of the assets of the Company or (vi) require any authorization, consent, approval, license, permit, exemption or other action by or notice to or filing with any court or other governmental entity, under the provisions of the Company's constituent documents or any agreement, contract, instrument, lease, commitment, license, guaranty, or other business arrangement or understanding, or any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of an arbitrator or governmental entity.

         Section 5.5 Financial Statements. The Sellers have furnished Buyer with copies of the Company's (i) unaudited balance sheet as of November 30, 2003 (the "Latest Balance Sheet") and the related statement of income for the two-month period then ended and (ii) unaudited balance sheets and statements of income and cash flow for the fiscal years ended in September 2003 and 2002. Except as set forth on Schedule 5.5 attached hereto, each of the foregoing financial statements (including in all cases the notes thereto, if any) (the "Financial Statements") is correct and complete, present fairly in all material respects the Company's financial condition and results of operations as of the times and for the periods referred to therein and has been prepared in accordance with GAAP, except that the Latest Balance Sheet does not reflect normal year-end adjustments and lacks notes thereto the type and character of which are as described on Schedule 5.5 attached hereto.

         Section 5.6 Absence of Undisclosed Liabilities. Except as set forth on
Schedule 5.6 attached hereto, to Sellers' Knowledge, there are no Liabilities of the Company, including Liabilities that will arise only after the Closing as a result of acts, omissions or occurrences of Parent or Company prior to the Closing, other than: (i) Liabilities and obligations which are fully reflected or reserved for in the Latest Balance Sheet; (ii) Liabilities under or arising out of the performance of Contracts disclosed in Schedule 5.19, under or arising out of the performance of Contracts not required to be disclosed on Schedule
5.19 (but not Liabilities for breaches thereof) or under or arising out of the performance of Contracts entered into or after the date of this Agreement in accordance with the terms and conditions of this Agreement; (iii) Liabilities incurred by the Company in the ordinary course of business since the Latest Balance Sheet (none of which results from, arises out of, or was caused by any material breach of contract, breach of warranty, gross negligence, willful or reckless misconduct, infringement, or material violation of Law); (iv) Liabilities disclosed in Schedule 5.6; (v) Liabilities disclosed in this Agreement or any other Schedule to this Agreement, or that are of the type or kind required to be disclosed in a Schedule to this Agreement but are not disclosed solely because they fall below the minimum threshold amount, term or materiality of the disclosures required by the terms of this Agreement to be set forth in such Schedule; or (vi) Liabilities that would not, individually or in the aggregate, have a Material Adverse Effect. Except as disclosed in Schedule 5.6, Company is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person or entity.

         Section 5.7 Absence of Certain Changes. Except as set forth in Schedule
5.7 attached hereto and except as expressly contemplated by this Agreement, since the date of the Latest Balance Sheet, the Company has not:

                  (a) declared, set aside or paid any dividends or made any other distributions with respect to any shares of its capital stock;

                  (b) issued, sold or transferred any notes, bonds or other debt securities or any equity securities, securities convertible, exchangeable or exercisable into equity securities, or warrants, options or other rights to acquire equity securities, of the Company or its Subsidiaries;

                  (c) mortgaged, pledged or subjected to any Lien, charge or any other encumbrance, any portion of its properties or assets;

                  (d) sold, leased, licensed (as licensor), assigned, disposed of or transferred any of its assets (whether tangible or intangible), except for sales in the ordinary course of business;

                  (e) made or granted any bonus or any wage, salary or compensation increase to any director, officer, or employee, other than in the usual and ordinary course of business and in accordance with past custom and practice (and as to any person receiving an ordinary course increase, no such increase is in excess of $5,000 annually).

                  (f) made loans or advances to, guarantees for the benefit of, or any investments in, any Persons in excess of $10,000 in the aggregate;

                  (g) instituted or settled any claim or lawsuit involving equitable or injunctive relief or more than $100,000; or

                  (h)      committed to do any of the foregoing.

         Section 5.8 Real Property.

                  (a) The leases and subleases described in Schedule 5.8(a) attached hereto constitute all of the leases and subleases under which the Company holds leasehold or subleasehold interests in real estate (the "Leased Real Property"). Except as set forth on Schedule 5.8(a): (i) the Company is not in breach or default, and no event has occurred which, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under the lease or sublease; (ii) all of the leases and sub-leases are in full force and effect, (iii) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or sub-leasehold; and (iv) to the Sellers' Knowledge, no other party to such leases or sub-leases is in breach or default.

                  (b) The Company does not and has never owned any real property.

         Section 5.9 Title to and Condition of Personal Property. Schedule 5.9 sets for a list of all personal property leased by the Company and which as to each lease involve payments in excess of $10,000 in any 12-month period.

                  (a)      Title to Assets; Liens. Except as disclosed in
Schedule 5.9(a), Company owns or leases all of the material properties and assets reflected in the Latest Balance Sheet, except for properties and assets sold since the date of the Latest Balance Sheet in the ordinary course of business consistent with past practice. Except as disclosed in Schedule 5.9(a), or as reflected in the Latest Balance Sheet, such properties and assets owned by Company are held free and clear of any Liens, except (i) for Liens for current Taxes and assessments not yet due and payable or being contested in good faith by appropriate proceedings, (ii) as reflected in title records relating to real property owned by Company, if any, and (iii) for Liens that, individually or in the aggregate, do not materially detract from the value, or impair in any material manner the use, of the properties or assets subject thereto. Except as disclosed in Schedule 5.9(a), the properties and assets of Company, comprise all of the material assets and rights of Company, tangible and intangible (including Intellectual Property Rights), that Company uses in the conduct of its business as conducted on the date hereof. Except as disclosed in Schedule 5.9(a), each material operating asset of Company will be operational on the Closing Date. Except with respect to the representations and warranties contained in this
Section 5.9(a), Buyer is acquiring the assets of Company being transferred to Buyer upon the acquisition by Buyer of the Company Shares AS IS, WHERE IS. COMPANY DISCLAIMS ALL OTHER EXPRESS OR IMPLIED WARRANTIES RELATING THERETO, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

         Section 5.10 Environmental Matters. Except as set forth on Schedule
5.10:

                  (a) All of Company's operations in, on or at the Real Property with all applicable Environmental Laws and all permits, licenses, registrations and other authorizations required to be obtained by Company under applicable Environmental Laws to operate the Real Property as they are currently operated, except for any failures to comply with such Environmental Laws or with such permits, licenses, registrations or authorizations that would not, individually or in the aggregate, have a Material Adverse Effect.

                  (b) Without limiting the generality of the foregoing, to Sellers' Knowledge, the Company has obtained and is in compliance with Environmental Permits except where the failure to have or be in compliance with the Environmental Permits would not have a Material Adverse Effect. Schedule
5.10 sets forth all of the Environmental Permits obtained by Company, or used in the conduct of its Business.

                  (c) The Company has not received any notice or report regarding any actual or alleged material violation of Environmental Requirements or any liabilities or potential liabilities, including any investigatory, remedial or corrective obligations, relating to it or its facilities arising under Environmental Requirements.

                  (d) To Sellers' Knowledge, the Company has not used, treated, stored, handled or released any Hazardous Substance at or on the Leased Real Property in a manner that has given or would give rise to material liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to any Environmental Requirements.

                  (e) This Section 5.10 sets forth all of the representations and warranties regarding environmental matters. No other representation and warranty set forth in this Agreement, including, without limitation, Section 5.18, Compliance with Laws and Section 5.15 Governmental Licenses and Permits, shall be construed as including or relating to environmental matters.

         Section 5.11 Taxes. Except as set forth on Schedule 5.11:

                  (a) All Tax Returns required to be filed with respect to the Company have been filed;

                  (b) All such Tax Returns are complete and accurate in all material respects and disclose all Taxes required to be paid for the periods covered thereby;

                  (c) All Taxes (other than Taxes that are being contested in good faith and as disclosed on Schedule 5.11) that are shown as due on such Tax Returns referred to in clause (a) have been timely paid and Company's share of the taxes on the Tax Returns to be filed have been paid, or adequately accrued by Company;

                  (d) There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company;

                  (e) No deficiencies for any Taxes in respect of the Company have been asserted or assessed in writing which remain unpaid and there are no claims pending concerning any Tax liability of the Company raised by any taxing authority in writing;

                  (f) The Company is not currently the beneficiary of any extension of time within which to file any Tax Return;

                  (g) The Company has not waived any statute of limitations in respect of Income Taxes or agreed to any extension of time with respect to an Income Tax assessment or deficiency;

                  (h) The Company has complied with the applicable laws and regulations relating to the withholding of Taxes and has timely withheld from employee salaries, wages and other compensation and has paid over to the appropriate taxing authority all amounts required to be so withheld and paid over for all periods;

                  (i) The Company has made available to Buyer all Tax Returns filed by the Company during the past three years;

                  (j) The Company has not made and is not obligated to make any payments which under Section 280G of the Code were or will not be deductible for income tax purposes; and

                  (k) The Company has been a validly existing S corporation under Sections 1361 and 1362 at all times since April 1, 2000 and will be an S corporation up to and including the day before the Effective Date.

                  (l) The Company is not party to any tax sharing agreement, tax allocation or similar such arrangement requiring the payment, actual or otherwise, of any monies for state or federal income Taxes of Company for the current fiscal year or any prior year; and no claim will be made by any Persons for any monies, credits or allocations for state or federal income Taxes for the year ending December 31, 2003 or for any period up to and through the Effective Date.

         Section 5.12 Intellectual Property Rights.

                  (a) Set forth on Schedule 5.12 attached hereto are all of the Intellectual Property Rights owned by, licensed to, or otherwise used in connection with and performance of the Business of the Company other than licenses of "shrink-wrap" and similar commercially available end-user licenses.

                  (b) Except as set forth on Schedule 5.12, the Company owns or has a license to use, the Intellectual Property Rights disclosed on
Schedule 5.12 and no claim by any third party contesting the validity, enforceability, use or ownership of any of the Intellectual Property Rights has been made, is currently outstanding or, to Sellers' Knowledge, is threatened. To Sellers' Knowledge, the Company has been and is now conducting its business in a manner that is not in violation of the Intellectual Property Rights of any other party and does not require a license or other proprietary right to so operate its business.

                  (c) To Sellers' Knowledge, the transactions contemplated by this Agreement will have no Material Adverse Effect on the Company's ownership of or license to use the Intellectual Property Rights disclosed on
Schedule 5.12.

         Section 5.13 Litigation; Proceedings. Except as set forth in Schedule
5.13 attached hereto, there are no actions, suits, proceedings, orders or investigations pending or, to the Sellers' Knowledge, threatened against or affecting the Company at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, or agency, domestic or foreign. Except as set forth in Schedule 5.13 attached hereto, there is no outstanding Order against or adversely affecting the Company.

         Section 5.14 Brokerage. Except as set forth in Schedule 5.14 attached hereto, there are no claims for brokerage commissions, finders fees' or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Sellers or the Company.

         Section 5.15 Governmental Licenses and Permits. Except as set forth in
Schedule 5.15, the Company owns or possesses all of the governmental licenses and permits that are necessary to conduct its business as presently conducted except where the failure to own or possess such license or permit would not have a Material Adverse Effect and will use its best efforts to maintain all such government licenses and permits through the Closing Date.

         Section 5.16 Employees; Labor Matters.

                  (a) Except as set forth on Schedule 5.16, there is no charge or complaint relating to an unfair labor practice pending against the Company nor is there any labor strike, work stoppage, material grievance or other labor dispute pending or, to Sellers' Knowledge, threatened against the Company, which is reasonably expected to have a Material Adverse Effect.

                  (b) Except as set forth in the Schedule 5.16: (i) the Company is and has been in material compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including without limitation any such Laws respecting employment discrimination and occupational safety and health requirements, and has not and is not engaged in any unfair labor practice; (ii) there is no unfair labor practice complaint against the Company pending or, to the best knowledge of the Company, threatened before the National Labor Relations Board or any other comparable Authority; (iii) there is no labor strike, dispute, slowdown or stoppage by Company employees actually pending or, to the best knowledge of the Company, threatened against or directly affecting the Company; (iv) no labor representation question exists respecting the employees of the Company and there is not pending or, to the best knowledge of the Company, threatened any activity intended or likely to result in a labor representation vote respecting the employees of the Company; (v) no grievance or any arbitration proceeding arising out of or under collective bargaining agreements is pending and no claims therefor exist or have been threatened; (vi) no collective bargaining agreement is binding and in force against the Company or currently being negotiated by the Company; (vii) the Company has not experienced any significant work stoppage by Company employees; (viii) the Company is not delinquent in payments to any persons for any wages, salaries, commissions, bonuses or other direct or indirect compensation owed by the Company for any services performed by them or amounts required to be reimbursed to such persons, including without limitation any amounts due under any Pension Plan, Welfare Plan or Compensation Plan.

                  (c) Except as set forth on Schedule 5.16, there are no collective bargaining, works council and similar agreements between the Company or trade association of which the Company is a member and any trade union, staff association or other body representing employees or a substantial number of them and no attempt to unionize the employees during the past three (3) years.

         Section 5.17 Employee Benefit Plans.

                  (a) The Company does not contribute to or have any liability or potential liability with respect to any Plan which provides health, life insurance, accident or other "welfare-type" benefits to current or future retirees or current or future former employees, their spouses or dependents, other than in accordance with Section 4980B of the Code or applicable state continuation coverage law.

                  (b) Except as set forth on Schedule 5.17, none of the Plans obligates the Company to pay separation, severance, termination or similar-type benefits solely as a result of any transaction contemplated by this Agreement or solely as a result of a "change in control," as such term is defined in Section 280G of the Code.

                  (c) Each Plan and all related trusts, insurance contracts and funds have been maintained, funded and administered in compliance in all material respects with all applicable laws and regulations, including but not limited to ERISA and the Code. None of the Sellers nor the Company, nor any trustee or administrator of any Plan, nor other Person has engaged in any transaction with respect to the Plans which could subject the Company, or any trustee or administrator of the Plans, or any party dealing with any Plan, to any tax or penalty imposed by ERISA or the Code. No actions, suits or claims with respect to the Plans (other than routine claims for benefits) are pending or threatened and the Company does not have knowledge of any facts which could reasonably give rise to or be expected to give rise to any such actions, suits or claims.

                  (d)      Each Plan that is intended to be qualified under
Section 401(a) of the Code, and each trust (if any) forming a part thereof, has received a favorable determination letter from the IRS as to the qualification under the Code of such Plan and the tax-exempt status of such related trust, or is a prototype plan that may rely on the IRS opinion letter issued to the prototype sponsor, and nothing has occurred since the date of such determination letter that could adversely affect the qualification of such Plan or the tax-exempt status of such related trust.

         Section 5.18 Compliance with Laws. Except as set forth on Schedule 5.18 attached hereto, the Company has complied in all material respects with all applicable laws, regulations (including, without limitation, applicable occupational health and safety laws and regulations) and zoning ordinances of foreign, federal, state and local governments and all agencies thereof except where the failure to comply would not have a Material Adverse Effect and no claims have been filed against the Company alleging a violation of any such laws or regulations.

         Section 5.19 Contracts. Schedule 5.19 sets forth a list of all Material Contracts. The Company has made available to the Buyer true and complete copies of such Material Contracts. All of the Material Contracts are valid and legally binding obligations of the Company and, to the Sellers' Knowledge, the other parties thereto, enforceable in accordance with their terms subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles. Except as set forth on Schedule 5.19, the Company has performed in all material respects all obligations required to be performed by them under the Material Contracts and is not in material default under, or in material breach of, any Material Contract. The Company has not received any written notice or other communication to the effect that any other party to any Material Contract intends to terminate such contract, agreement or instrument. Except as set forth on Schedule 5.19, no consent of any person is needed in order that each such Material

Contract will continue in full force and effect in accordance with its terms without penalty, acceleration or rights of early termination by reason of the transactions contemplated by this Agreement.

         Section 5.20 Bank Accounts. Schedule 5.20 sets forth a complete list of the names and locations of all banks or other financial institutions which are depositories of funds of the Company, the names of all persons authorized to draw or sign checks or drafts upon such accounts and the names and locations of any institutions in which the Company has safe deposit boxes and the names of the persons having access thereto.

         Section 5.21 Insurance. Schedule 5.21 sets forth a complete list and summary description of the insurance policies currently maintained by the Company. All such insurance policies are in full force and effect and the Company has not received any notice of any cancellation of such insurance.

                                   ARTICLE VI

                    REPRESENTATIONS AND WARRANTIES CONCERNING
                                   THE SELLERS

         Each Seller for himself represents and warrants on a several basis to Buyer as follows:

         Section 6.1 Creation, Existence and Administration of Trust. Seller is the trustee of a trust duly created and existing under the laws of the state of its formation and is being validly administered under all applicable laws.

         Section 6.2 Appointment and Qualification of Trustees. Seller was validly appointed as the trustee of the its applicable trust and is validly qualified to act in such capacity and is lawfully so acting.

         Section 6.3 Power and Authority. Seller has all of the powers and authority necessary to execute, deliver and perform all of such Seller's obligations under this Agreement, as well as its obligations as Seller under the other agreements contemplated hereby and to consummate the Transactions. This Agreement and the other agreements contemplated hereby to which such Seller is a party have been duly executed and delivered by such Seller and are enforceable in accordance with their terms except as enforceability thereof may be limited by bankruptcy or other laws affecting creditor's rights generally and limitations on the availability of equitable remedies.

         Section 6.4 Absence of Conflicts. Except as set forth on the attached
Schedule 6.4, the execution, delivery and performance by Seller of this Agreement and the other agreements contemplated hereby to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and shall not (i) conflict with or result in any breach of any of the provisions of, (ii) constitute a default under, (iii) result in a violation of, or (iv) require any authorization, consent, approval, license, permit, exemption or other action by or notice to or filing with any court or other governmental entity, under the provisions of Seller's constituent documents or any agreement, contract, instrument, or any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of an arbitrator or governmental entity.

         Section 6.5 Litigation; Proceedings. There are no actions, suits, proceedings, orders or investigations pending or, to the best of each Seller's knowledge, threatened against or affecting each such Seller at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would adversely affect Seller's performance under this Agreement or the consummation of the transactions contemplated hereby.

         Section 6.6 Good Title. Seller owns beneficially and of record the Shares set forth opposite such Seller's name on Annex A, in each case free and clear of all Liens. The transfer and delivery of such Shares to the Buyer as contemplated by this Agreement will, upon consummation of the Closing, transfer good and marketable title thereto to the Buyer, free and clear of all Liens.

                                   ARTICLE VII

                     REPRESENTATIONS AND WARRANTIES OF BUYER

   Buyer hereby represents and warrants to the Company and the Sellers that:

         Section 7.1 Corporate Organization and Power. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan. Buyer has full corporate power and authority to execute and deliver this Agreement, the other agreements contemplated hereby and to consummate the transactions contemplated hereby and thereby.

         Section 7.2 Authorization. Except as described on Schedule 7.2 attached hereto, (i) the execution, delivery and performance of this Agreement, the other Agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action on the part of Buyer and Parent, (ii) no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement, the other agreements contemplated hereby or the transactions contemplated hereby or thereby and (iii) this Agreement and the other agreements contemplated hereby to which it is a party constitute the valid and binding obligations of Buyer enforceable in accordance with their terms, except as enforceability hereof or thereof may be limited by bankruptcy or other laws affecting creditor's rights generally and limitations on the availability of equitable remedies.

         Section 7.3 Absence of Conflicts. Except as set forth on the attached
Schedule 7.3, the execution, delivery and performance by Buyer of this Agreement and the other agreements contemplated hereby to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and shall not (i) conflict with or result in any breach of any of the provisions of,
(ii) constitute a default under, (iii) result in a violation of, or (iv) require any authorization, consent, approval, license, permit, exemption or other action by or notice to or filing with any court or other governmental entity, under the provisions of the Buyer's constituent documents or any agreement, contract, instrument, or any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of an arbitrator or governmental entity.

         Section 7.4 Litigation. There are no actions, suits, proceedings, orders or investigations pending or, to the best of Buyer's knowledge, threatened against or affecting Buyer at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would adversely affect Buyer's performance under this Agreement or the consummation of the transactions contemplated hereby.

         Section 7.5 Securities Laws. The Buyer is acquiring the Shares for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same. Except as contemplated by this Agreement, the Buyer has no present or contemplated agreement, undertaking, arrangement, obligation or commitment providing for the disposition thereof.

         Section 7.6 Further Information and Acknowledgment. (a) Buyer has obtained, to the extent it deems necessary, professional advice with respect to the risks inherent in an investment in the Shares, has been given access to full and complete information regarding the Company and has utilized that access to its satisfaction for the purpose of obtaining information concerning the Company and an investment in the Shares; (b) Buyer acknowledges that the Shares have not been registered under the Act or the securities laws of any state, and, therefore, cannot be sold unless they are subsequently registered under these laws or exemptions from registrations are available.

         Section 7.7 Financing. Buyer has all funds required in order to acquire the Shares and to consummate the Transactions contemplated herein.

                                  ARTICLE VIII

                                    COVENANTS

         Section 8.1 Seller Covenants. After the date hereof and prior to the Closing Date, unless the Buyer otherwise agrees in writing, the Sellers shall cause the following covenants to be satisfied:

                  (a) The Company will carry on its business in a good and diligent manner consistent with prior practice in the usual and ordinary course, will not introduce any new method of management or operation, and will use its best efforts to preserve its business organization intact and conserve the good will and relationships of its customers, suppliers and others having business relations with it and the services of all officers, employees, agents and representatives.

                  (b) The Company will maintain its corporate existence and good standing in its jurisdiction of incorporation and in each jurisdiction in which it is qualified to do business, and it will not amend its Articles of Incorporation or other organizational documents.

                  (c) Except as described on Schedule 8.1(c), no payment, dividend or other distribution of any nature will be declared, made, set aside or paid on or in respect of any of the Shares of the Company nor will the Company directly or indirectly issue, redeem, retire, purchase or otherwise acquire any of its shares of capital stock.

                  (d) Except as described on Schedule 8.1(d), no increase will be made in the compensation or rate of compensation payable or to become payable to the officers or employees of the Company other than with respect to employees in the usual and ordinary course of business and in accordance with past custom and practice, and no bonus, profit-sharing, retirement, insurance, death, fringe benefit or other extraordinary or indirect compensation shall accrue, be set aside or be paid for or on behalf of any such officers or employees, and no agreement or plan with respect to the same shall be adopted or committed for.

                  (e) The Company will not waive any material right or cancel any Material Contract, debt or claim, nor will the Company assume or enter into any Material Contract, lease, license, obligation, indebtedness, commitment, purchase or sale except in the usual and ordinary course of business. Without limitation of the foregoing, all indebtedness for borrowed money, and commitments or agreements having a duration in excess of three months (other than sales contracts with customers in the usual and ordinary course of business), are deemed to be material and not in the usual and ordinary course of business.

                  (f) Except as described on Schedule 8.1(f), the Company will not acquire or dispose of any capital assets having an initial cost of $50,000 or more, nor will the Company discharge or satisfy any lien or encumbrance or pay or perform any obligation or liability other than (i) liabilities and obligations reflected in the Financial Statements or the Latest Balance Sheet, and (ii) current liabilities and obligations incurred in the usual and ordinary course of business since the date of the Latest Balance Sheet, and, in either case, only as required by the express terms of the agreement or other instrument pursuant to which the obligation or liability was incurred.

                  (g) Except as described on Schedule 8.1(g), the Company will not enter into or assume any mortgage, pledge, conditional sale, security agreement or other title retention agreement, permit any lien, encumbrance or claim of any kind to attach to any of its assets, whether now owned or hereafter acquired, or guarantee or otherwise become contingently liable for any obligations, securities or dividends of any corporation, business or other person except obligations arising by reason of endorsement for collection and other similar transactions in the usual and ordinary course of business, or make any capital contributions or investments in any corporation, business or other person.

                  (h)      The Company shall:

                           (i)      duly and timely file all reports and returns
required to be filed with any governmental agency and will promptly pay when due all Taxes, assessments and governmental charges levied or assessed, unless contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP;

                           (ii)     maintain and keep in good order and repair,
consistent with past practice, the Leased Real Property and all machinery, tools, equipment, fixtures and other property of the Company;

                           (iii)    maintain in full force and effect all
policies of insurance now in effect;

                           (iv)     not merge or consolidate with any other
corporation, business or other entity or acquire any assets of any other corporation, business or other person (other than inventory in the usual and ordinary course of business);

                           (v)      not do any act or omit any act or permit any
omission to act which will cause a breach or default in any of its Material Contracts;

                           (vi)     at all reasonable times prior to Closing,
make the properties, books and records of the Company available during normal business hours to the Buyer, its representatives, financial advisors, lenders and auditors, and the Sellers shall and shall cause the Company to furnish or cause to be furnished to such persons during such period all such information and data concerning the same as such persons may reasonably request. Notwithstanding the above, Sellers may limit access to the extent they reasonably deems necessary to avoid disruption of the business.

                           (vii)    Not more than two (2) business days prior to
the Closing Date, deliver to Buyer a list of accounts receivable and accounts payable of the Company as of the date the list is sent to Buyer.

         Section 8.2 Books and Records. From and after the Closing, the Buyer shall provide Sellers and their representatives with reasonable access and cooperation (including allowing Buyer to make copies of such records) for any reasonable purpose, including but not limited to (a) preparing Tax Returns, (b) defending any claim in respect of which a Claim Notice has been served on Sellers, (c) reviewing materials relating to the determination and/or payment of the Performance Premium; or (d) reviewing, during normal business hours, all books and records of the business, including, but not limited to, accounting and Tax records, sales and purchase documents, notes, memoranda, test records and any other electronic or written data ("Records") pertaining or relating to the period ending on or prior to the Closing Date. Unless otherwise consented to in writing by Sellers, the Buyer shall not, for a period of seven (7) years following the date hereof or such longer period as retention thereof is required by applicable law, destroy, alter or otherwise dispose of (or allow the destruction, alteration or disposal of) any of the Records without first offering to surrender to Sellers such Records.

         Section 8.3 Confidential Information. In addition to the terms of the other Confidentiality Agreement which remains in full force and effect, prior to the Closing Date, the Buyer and the Sellers shall hold and maintain all information and materials obtained from the Sellers (including the Company) and the Sellers' representatives or Buyer and its representatives, as the case may be ("Confidential Information") in strictest confidence, and neither Buyer nor the Sellers will, without the prior consent of the other applicable party, use for its own benefit, publish or otherwise disclose to others, except to the extent such disclosure of any such information is required by law or such information has been publicly disclosed by a party other than Buyer or the Sellers, any of the Confidential Information. Buyer and the Sellers shall restrict access to the Confidential Information to those of its officers, members, employees, advisors and potential lenders and investors who need such access in order to participate in the analysis, financing and negotiation of the Transactions. The provisions of this Section shall not apply to any information, documents or material which is in the public domain other than by reason of a breach of this Section or which is provided to Buyer or the Sellers from another source that is not known by Buyer or the Sellers to be bound by an obligation of confidentiality to the Company or Buyer. If the Transactions are not consummated, Buyer and its representatives and the Sellers and their representatives shall immediately return all Confidential Information (including any extracts therefrom) to the Company or Buyer as the case may be and shall not retain copies of any Confidential Information.

         Section 8.4 Disclosure Schedules / Notice of Developments.

         (a) In conjunction with the execution and delivery of this Agreement, the Sellers and/or the Company is delivering to Buyer the Disclosure Schedules. These Disclosure Schedules are deemed to constitute an integral part of this Agreement and to modify the representations, warranties, covenants or agreements of the Company and/or the Sellers contained in this Agreement. The inclusion of any item on the Disclosure Schedules shall constitute disclosure for all purposes under this Agreement, and shall not be construed as an indication of the materiality or lack of materiality of such item. A matter disclosed in one section of the Disclosure Schedules shall be deemed to be disclosed in all sections of the Disclosure Schedules and to all sections of the Agreement that do not contain a reference to the Disclosure Schedule to which such matter relates, provided a reasonable inference may be drawn from such disclosed item or description thereof that such other section of the Disclosure Schedules or Agreement applies.

                  (b) Prior to the Closing Date, the Sellers and/or the Company may update and supplement the Disclosure Schedules from time to time by written notice to Buyer. If requested by Buyer, the Sellers and/or the Company shall meet and discuss with Buyer any change on the Disclosure Schedules made by the Sellers and/or the Company which is, in the reasonable judgment of Buyer, materially adverse to the Company (a "Disclosure Schedule Change"). If the parties cannot resolve any differences regarding a Disclosure Schedule Change within a reasonable period of time (not to exceed ten (10) calendar days), Buyer may terminate this Agreement by written notice from Buyer to the Company given within five (5) calendar days after the expiration of such ten-day period.

         Section 8.5 No Other Discussions. In addition to Section 7 of the Letter of Intent, from the date of this Agreement until the date on which this Agreement is terminated under Article IX, the Sellers and/or the Company shall not, and shall not permit any officer, director, employee or representative of the Company to: (a) initiate or encourage the initiation by others of discussions or negotiations with third parties or respond to (other than to decline interest in) solicitations by third parties relating to any merger, sale or other disposition of any Shares or substantially all of the assets of the Company, or (b) enter into any discussion, negotiation or agreement with respect to any such prohibited transaction.

         Section 8.6 Affirmative Covenants of Buyer and Sellers. After the date hereof and prior to the Closing, each party hereto will cooperate with the others and use its reasonable best efforts to make all registrations, filings and applications, to give all notices and to obtain all governmental, third party or other consents, transfers, approvals, orders, qualifications and waivers necessary for the consummation of the transactions contemplated hereby and to cause the other conditions to its obligation to close to be satisfied (including, without limitation, the execution and delivery of all agreements contemplated hereunder to be so executed and delivered).

         Section 8.7 Financing Commitment. Buyer agrees to provide to Sellers a copy of the financing commitment as specified in Section 4.1(h) on or before January 12, 2004.

         Section 8.8 Payment of Certain Obligations. Buyer agrees to pay and fully discharge in accordance with their terms: (i) the obligations of the Company pursuant to the Stock Redemption Agreement by and between Diane E. French, successor trustee of the Frederick A. French Trust dated June 26, 1990, the Company, and Kenneth L. Simmons and Jerry L. Stewart as co-trustees dated as of August 20, 2003 and the promissory note executed in connection therewith; and
(ii) the obligations of the Company owed under the promissory notes with Prototech Laser, Inc.

                                   ARTICLE IX

                                   TERMINATION

         Section 9.1 Termination. This Agreement may be terminated at any time prior to the Closing:

                  (a)      by mutual written consent of Buyer and the Sellers;

                  (b) by either Buyer or the Sellers if there has been a material breach on the part of the other party in the representations and warranties or covenants set forth in this Agreement, or if events have occurred which have made it impossible to satisfy a condition precedent to the terminating party's obligations to consummate the transactions contemplated hereby, unless such terminating party's willful breach of this Agreement has caused the condition to be unsatisfied; or

                  (c) by either Buyer or the Sellers if the Closing has not occurred on or prior to January 16, 2004 by reason of the failure of any condition precedent under Article IV hereof; provided that neither Buyer nor the Seller will be entitled to terminate this Agreement pursuant to this Section 9.1(c) if such person's willful breach of this Agreement has prevented satisfaction of the conditions or the consummation of the transactions contemplated hereby at or prior to such time.

         Section 9.2 Effect of Termination. In the event of termination of this Agreement by either Buyer or the Seller as provided above, this Agreement will forthwith become void and there will be no liability on the part of any party hereto to any other party hereto or its shareholders or directors or officers in respect thereof, except for obligations of the parties hereto under Sections 8.3, 11.1, 11.3, 11.6 and 11.10 of this Agreement and pursuant to the terms of the Confidentiality Agreement and Letter of Intent, provided, however, that nothing herein will relieve any party from any breach of this Agreement prior to such termination.

                                    ARTICLE X

                           INDEMNIFICATION PROVISIONS

         Section 10.1 Survival / Remedies for Breach.

                  (a) Each and every representation, warranty, agreement and covenant made by the Company, Sellers or Buyer in this Agreement or in any exhibit, schedule, instrument of transfer or other document delivered pursuant hereto or in connection herewith shall survive the Closing, but except as otherwise provided in this Section 10.1, shall terminate on the date that is eighteen (18) months after the Closing Date and thereafter be of no further force or effect, provided that the representations and warranties contained in Sections 5.1, 5.2, 6.3, 6.6, 7.1 and

7.2 shall survive until the expiration date of applicable statute of limitations in relation to the matters set forth therein (the date on which any covenant, agreement, representation or warranty terminates in accordance with this Article X being referred to herein as the "Cut-off Date" for such covenant, agreement, representation or warranty).

                  (b) Any covenant or agreement contained herein that by its terms is to be performed after the Closing Date shall survive for (i) a period of eighteen (18) months from the last date on which performance is due under such covenant or agreement, (ii) the expiration of the applicable statute of limitations with respect to the payment of Income Taxes pursuant to Section 2.3, or (iii) in the absence of a specified due date for performance, a period of eighteen (18) months after the Closing Date.

                  (c) Any covenant, agreement, representation or warranty that would otherwise terminate at the Cut-off Date with respect thereto shall survive if the notice referred to in Section 10.2(b)(i) or Section 10.2(c), as the case may be, of the breach, inaccuracy or nonperformance thereof shall have been given on or prior to the Cut-off Date with respect thereto to the party against whom indemnification may be sought but only to the extent related to such breach, inaccuracy or nonperformance.

                  (d)      The covenants and agreements contained in this
Article X shall survive until such time as any claim for indemnification is finally settled in accordance with the terms hereof.

                  (e) After the Closing, except for fraud, the indemnities set forth in this Article X shall be the exclusive remedies of the Company, Buyer and Sellers for the breach of any covenant, agreement, representation or warranty in this Agreement by the Company, Buyer and Sellers, as the case may be, and the parties shall not be entitled to rescission of this Agreement or to any further indemnification rights or claims of any nature whatsoever in respect thereof, all of which the parties waive.

Section 10.2 Indemnification.

                  (a)      Subject to the limitations set forth in (b) below:
(i) the Sellers, jointly and severally, agree to indemnify Buyer and hold it harmless against any loss, liability, deficiency, damage or expense including, but not limited to, legal expenses and costs, ( a "Loss") which Buyer may suffer, sustain or become subject to, as a result of (A) the breach of any representation or warranty contained in Article V of this Agreement, and (B) the breach of any covenant or agreement made by the Sellers contained in this Agreement; and (ii) each Seller agrees to indemnify Buyer and hold it harmless against any Loss which Buyer may suffer, sustain or become subject to, as a result of the breach of any representation or warranty made by such Seller in
Article VI of this Agreement.

                  (b) The indemnification provided for in Section 10.2(a)(i)(A) and (B) above is subject to the following limitations:

                           (i)      the Sellers will be liable to Buyer for a
Loss only if the Buyer delivers to the Sellers a Claim Notice with respect to such Loss within the period specified for such matter in Section 10.1.

                           (ii)     the Sellers will not be liable to Buyer and
Buyer shall not be entitled to assert an Indemnity Claim for any Loss arising under either Sections 10.2(a)(i)(A) or (B) above unless and until (X) the Loss associated with an Indemnity Claim or series of related claims exceeds $10,000 (a "Qualifying Claim"), and (Y) only to the extent that the aggregate amount of all the Losses relating to all Qualifying Claims exceeds $150,000;

                           (iii)    the Sellers will not be liable to Buyer for
any Losses to the extent that such Losses under Section 10.2(a)(i) exceed $1,500,000 in the aggregate;

                           (iv)     the Sellers will not be liable to Buyer for
any Losses to the extent that such Losses under Section 10.2(a)(ii) exceed the Purchase Price; and

                           (v)      Buyer will not be entitled to recover any
Loss with respect to any breach of any representation, warranty, agreement or covenant by Sellers made in this Agreement or agreements contemplated herein if, prior to the Closing Date, Buyer had actual knowledge of a breach of such representation, warranty, agreement or covenant, as a result of disclosure herein.

                           (vi)     If a reserve (in the form of an accrued
liability or an offset to an asset or similar item) was reflected in the Latest Balance Sheet relating to any matter for which Buyer would otherwise be entitled to indemnification under Section 10.2(a), then the calculation of Buyer's Losses in respect of such matter shall be reduced by the full amount of the reserve as reflected in the Latest Balance Sheet.

                           (vii)    Notwithstanding the limitations contained in
Section 10.2(b)(ii) and (iii) above, to the extent on the Closing Date the Company's indebtedness to the Senior Creditor exceeds the Senior Creditor Limitation Amount (and the payments to Sellers have not otherwise been reduced by such excess amount), Buyer shall be entitled to first dollar indemnification in the amount by which the Senior Creditor indebtedness exceeds the Senior Creditor Limitation Amount.

                  (c) The Buyer agrees to indemnify the Sellers and hold them harmless against any Loss the Sellers may suffer, sustain or become subject to, as the result of a breach (or alleged breach) of any representation, warranty, covenant, or agreement by Buyer contained in this Agreement, provided Sellers deliver a Claim Notice with respect to such Loss within the period specified for such matter in Section 10.1.

                  (d) For purposes of this Article X, any Loss owed or payable by the Indemnifying Party under Section 10.2 shall be net of any tax benefits associated therewith and any amounts recovered by the Indemnified Party under applicable insurance policies (for purposes of reducing the amount owed by the Sellers as an Indemnifying Party, an applicable insurance policy (as discussed above) shall mean any insurance policies of the Company effective on or prior to the Closing Date). Upon payment of a Loss by an Indemnifying Party, the Indemnifying Party shall be subrogated to the rights of the Indemnified Party to recover under any applicable insurance policies in respect to the events giving rise to such Loss. The Indemnifying Party shall not be liable under Section 10.2 for any: (i) Losses relating to any matter to the extent that the Latest Balance Sheet includes a specific liability or reserve for such matter (limited to the amount identified); (ii) Losses relating to consequential, special or punitive damages; (iii) Losses relating to lost profits or business opportunities; or (iv) Losses relating to mental or emotional distress.

         Section 10.3 Claim Procedures.

                  (a)      If a party hereto seeks indemnification under this
Article X, such party (the "Indemnified Party") shall give written notice to the other party (the "Indemnifying Party") specifying in reasonable detail the basis for the claim; or if any suit, action or claim is brought or asserted by any third party which, if adversely determined, could entitle the Indemnified Party to indemnity, the Indemnified Party shall promptly notify the Indemnifying Party of the same in writing, specifying in detail the basis of such claim and the facts pertaining thereto (in either case, a "Claim Notice").

                  (b) In relation to a third party claim, the Indemnifying Party shall, at its own expense, be entitled to participate in and, to the extent that it shall wish, assume the defense or settlement of any such claim or proceeding. If the Indemnifying Party elects to assume control of such defense or settlement, the Indemnifying Party shall within 30 days (or sooner, if the nature of the matter so requires) notify the Indemnified Party of its intent to do so, and the Indemnified Party shall, at the expense of the Indemnifying Party, cooperate with all reasonable requests, in the compromise of, or defense against, such claim or proceeding and shall make available to the Indemnifying Party any books, records, other documents or personnel within its control that are necessary or appropriate for such defense. If the Indemnifying Party elects to assume control of such defense or settlement, it shall conduct such defense or settlement in a manner reasonably satisfactory and effective to protect the Indemnified Party fully. No compromise or settlement shall be agreed or made without the Indemnified Party's written consent which consent will not be unreasonably withheld. If the Indemnifying Party assumes the defense of a claim, the Indemnified Party shall have the right to employ its own counsel and such counsel may participate in such action, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party. If the Indemnifying Party does not elect to assume the defense or settlement in a manner reasonably satisfactory to protect the Indemnified Party fully, the Indemnified Party may engage independent counsel to assume the defense and may contest, pay, settle or compromise any such claim on such terms and conditions as the Indemnified Party may determine. The reasonable fees and disbursements of the Indemnified Party's counsel shall constitute amounts for which indemnification shall be made hereunder.

                  (c) In the event of any claim under Article X not involving a third party claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver the Claim Notice of such claim with reasonable promptness to the

Indemnifying Party. If the Indemnifying Party disputes the liability with respect to such claim, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction.

         Section 10.4 Payments as Adjustment to Purchase Price. All indemnification payments made under this Article X shall be treated by all parties as an adjustment to the Purchase Price.

                                   ARTICLE XI

                                  MISCELLANEOUS

         Section 11.1 Press Releases and Announcements. Prior to the Closing Date, no press releases related to this Agreement and the transactions contemplated herein, or other public announcements to the employees, customers or suppliers of the Company will be issued without the mutual approval of all parties hereto, except any public disclosure which any party in good faith reasonably believes is required by law or regulation or any stock exchange listing or trading requirements, in which case the party making such press release or announcement shall use reasonable efforts to advise and consult with the other party prior to the issuance of such press release or announcement.

         Section 11.2 Amendment and Waiver. This Agreement may be amended and any provision of this Agreement may be waived, provided that any such amendment or waiver will be binding upon a party only if such amendment or waiver is set forth in a writing executed by Buyer and the Sellers. No course of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any party under or by reason of this Agreement.

         Section 11.3 Notices. All notices, demands and other communications given or delivered under this Agreement will be in writing and will be deemed to have been given when personally delivered, sent by telecopy (with receipt confirmed) or two days after sent by national overnight express courier (charges prepaid). Notices, demands and communications to the Sellers and Buyer will, unless another address is specified in writing, be sent to the address indicated below:

Notices to Sellers:

         Prior to the Closing Date:         Steven A. Prue
                                            23361 Quinn Road
                                            Clinton Township, Michigan 48036
                                            Fax: 586-790-4710
         with a copy to:                    Dickinson Wright PLLC
                                            500 Woodward Avenue, Suite 4000
                                            Detroit, Michigan 48226
                                            Attn: Andrew W. MacLeod
                                            Fax: 313-223-3598

         After the Closing Date:            Steven A. Prue
                                            710 Lakepointe
                                            Grosse Pointe Park, Michigan 48230
                                            Fax: 313-824-9822

         with a copy to:                    Dickinson Wright PLLC
                                            500 Woodward Avenue, Suite 4000
                                            Detroit, Michigan 48226
                                            Attn: Andrew W. MacLeod
                                            Fax: 313-223-3598

         Notices to Buyer:

                                            Noble Metal Processing, Inc.
                                            28213 Van Dyke Avenue
                                            Warren, Michigan 48093
                                            Attn: Christopher Morin
                                            Fax: 586-751-5601

         with a copy to:

                                            Noble International, Ltd.
                                            28213 Van Dyke Avenue
                                            Warren, Michigan 48093
                                            Attn: Michael Azar
                                            Fax: 586-582-9481

         Section 11.4 Binding Agreement; Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by the Sellers without the prior written consent of Buyer or by Buyer without the prior written consent of the Sellers.

         Section 11.5 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

         Section 11.6 Expenses. Except for fees and expenses paid for by the Company on or prior to December 15, 2003, the Sellers and the Buyer shall each bear their own expenses (including fees and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees and expenses) incurred in connection with or related to the negotiation of this Agreement and the other agreements contemplated hereby, the performance of their obligations hereunder, and the consummation of the Transactions contemplated herein.

         Section 11.7 Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and will not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement will be enforced and construed as if no caption had been used in this Agreement.

         Section 11.8 Entire Agreement. This Agreement, Annex A the Disclosure Schedules and the documents referred to herein contain the entire agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

         Section 11.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which taken together will constitute one and the same instrument.

         Section 11.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Michigan without giving effect to any choice or conflict of law provision or rule (whether of the State of Michigan or any other jurisdiction) that would cause the application to this Agreement of the laws of any jurisdiction other than the State of Michigan. All legal proceedings arising out of or relating to this Agreement or any other transactions contemplated hereby shall be brought in Macomb County Circuit Court or in the United States District Court for the Eastern District of Michigan. The parties irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of the venue of any such proceeding brought in such courts and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. THE PARTIES HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE ANCILLARY AGREEMENTS.

         Section 11.11 Parties in Interest. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties and their respective successors and assigns any rights or remedies under or by virtue of this Agreement.

         Section 11.12 Delivery by Facsimile. This Agreement and any signed agreement or instrument entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine as a defense to the formation of a contract and each such party forever waives any such defense.

         Section 11.13 Further Assurance. From time to time, at a party's request and without further consideration, the other party will execute and deliver to the requesting party such documents and take such other actions reasonably requested in order to convey the Shares and to more effectively consummate the Transactions contemplated by this Agreement.

                         (signatures on following page)

         IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement as of the date first written above.

                                        BUYER

                                        ________________________________________
                                        Name: Christopher L. Morin
                                        Its: Chief Executive Officer ("CEO")

                                        SELLERS

                                        ________________________________________
                                        Name: Steven A. Prue
                                        Its: Individually and as trustee of the
                                              Steven
                                        A. Prue Revocable Trust u/a/d February
                                            16, 1999

                                        ________________________________________
                                        Name: David E. Prue
                                        Its: Individually and as trustee of the
                                               David E.
                                        Prue Revocable Trust u/a/d May 25, 1995

                                     ANNEX A
                                       TO
                            STOCK PURCHASE AGREEMENT

           Shareholder                      Common Shares
           -----------                      -------------
Steven A. Prue, trustee of the
Steven A. Prue Revocable Trust
u/a/d February 16, 1999                         5000

David E. Prue, trustee of the
David E. Prue Revocable Trust
u/a/d May 25, 1995                              5000